Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Amended Form 10 of EC Development, Inc., dated April 3, 2012, of our report dated September 16, 2011 related to financial statements of EC Development, Inc. for the two years ended December 31, 2010 listed in the accompanying index.

/s/Schulman Wolfson & Abruzzo, LLP

Schulman Wolfson & Abruzzoi, LLP
New York City, NY
April 3, 2012